Exhibit 10.2
UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

In the Matter of	)	Order No.: WN-09-023
)
)
FIRST HOME SAVINGS BANK	)	Effective Date: August 17, 2009
)
Mountain Grove, Missouri OTS Docket No. 05233	) ) ) )

STIPULATION AND CONSENT TO ISSUANCE OF ORDER TO CEASE AND DESIST

WHEREAS, the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Western Region (Regional Director), and based upon information derived from the exercise of its regulatory and supervisory responsibilities, has informed First Home Savings Bank, Mountain Grove, Missouri, OTS Docket No. 05233 (Association), that the OTS is of the opinion that grounds exist to initiate an administrative proceeding against the Association pursuant to 12 U.S.C. § 1818(b);
WHEREAS, the Regional Director, pursuant to delegated authority, is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order; and
WHEREAS, the Association desires to cooperate with the OTS to avoid the time and expense of such administrative cease and desist proceeding by entering into this Stipulation and Consent to the Issuance of Order to Cease and Desist (Stipulation) and, without admitting or denying that such grounds exist, but only admitting the statements and conclusions in Paragraphs

First Home Savings Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

1 and 2 below concerning Jurisdiction, hereby stipulates and agrees to the following terms:
Jurisdiction.
1.   The Association is a "savings association" within the meaning of 12 U.S.C. § 1813(b) and 12 U.S.C. § 1462(4). Accordingly, the Association is "an insured depository institution" as that term is defined in 12 U.S.C. § 1813(c).
2.   Pursuant to 12 U.S.C. § 1813(q), the Director of the OTS is the "appropriate Federal banking agency" with jurisdiction to maintain an administrative enforcement proceeding against a savings association. Therefore, the Association is subject to the authority of the OTS to initiate and maintain an administrative cease and desist proceeding against it pursuant to 12 U.S.C. § 1818(b).
OTS Findings of Fact.
3.   Based on its March 30, 2009 examination of the Association, the OTS finds that the Association has engaged in unsafe or unsound banking practices that resulted in an increasing level of classified assets, poor earnings, and inadequate risk management practices. The OTS also finds that the Association has violated various laws and regulations, including:

(a)  12 C.F.R. § 560.160 (failure to classify all assets and implement a policy for the establishment of allowances in accordance with generally accepted accounting principles and the guidelines of the Federal banking agencies);

(b) 12 C.F.R. § 560.170(d) (failure to properly administer loans);
(c) 12 C.F.R. §§ 562.1 and 562.2 (failure to file accurate Thrift Financial Reports); and
(d) 12 C.F.R. § 563.161(a) (failure to adopt updated financial policies).

First Home Savings Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

Consent.
4.   The Association consents to the issuance by the OTS of the accompanying Order to Cease and Desist (Order). The Association further agrees to comply with the terms of the Order upon the Effective Date of the Order and stipulates that the Order complies with all requirements of law.
Finality.
5.   The Order is issued by the OTS under 12 U.S.C. § 1818(b). Upon the Effective Date, the Order shall be a final order, effective, and fully enforceable by the OTS under the provisions of 12 U.S.C. § 1818(i).
Waivers.
6.   The Association waives the following:
(a) the right to be served with a written notice of the OTS's charges against it as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(b) the right to an administrative hearing of the OTS's charges as provided by 12 U.S.C. § 1818(b) and 12 C.F.R. Part 509;
(c) the right to seek judicial review of the Order, including, without limitation, any such right provided by 12 U.S.C. § 1818(h), or otherwise to challenge the validity of the Order; and
(d) any and all claims against the OTS, including its employees and agents, and any other governmental entity for the award of fees, costs, or expenses related to this OTS enforcement matter and/or the Order, whether arising under common law, federal statutes, or otherwise.

First Home Savings Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

OTS Authority Not Affected.
7.   Nothing in this Stipulation or accompanying Order shall inhibit, estop, bar, or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
8.   The Association acknowledges and agrees that its consent to the issuance of the Order is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 7 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
9.   The laws of the United States of America shall govern the construction and validity of this Stipulation and of the Order.
10.   If any provision of this Stipulation and/or the Order is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
11.   All references to the OTS in this Stipulation and the Order shall also mean any of the OTS's predecessors, successors, and assigns.
12.   The section and paragraph headings in this Stipulation and the Order are for convenience only and shall not affect the interpretation of this Stipulation or the Order.
13.   The terms of this Stipulation and of the Order represent the final agreement of the parties

First Home Savings Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
14.   The Stipulation and Order shall remain in effect until terminated, modified, or suspended in writing by the OTS, acting through its Regional Director or other authorized representative.
Signature of Directors/Board Resolution.
15.   Each Director signing this Stipulation attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance of the Order and the execution of the Stipulation. This Stipulation may be executed in counterparts by the directors after approval of execution of the Stipulation at a duly called board meeting. A copy of the Board Resolution authorizing execution of this Stipulation shall be delivered to the OTS, along with the executed original(s) of this Stipulation.

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First Home Savings Bank
Stipulation and Consent to Issuance of Order to Cease and Desist

        WHEREFORE, the Association, by its directors, executes this Stipulation.

Accepted by:

FIRST HOME SAVINGS BANK	OFFICE OF THRIFT SUPERVISION
Mountain Grove, Missouri

By:/s/Thomas M. Sutherland	By: /s/C.K. Lee
Thomas M. Sutherland	C.K. Lee
Chairman	Regional Director, Western Region

Date: See Effective Date on page 1

/s/D. Mitch Ashlock, Director
D. Mitch Ashlock, Director

/s/Robert J. Breidenthal, Director
Robert J. Breidenthal, Director

/s/Harold F. Glass, Director
Harold F. Glass, Director

/s/Billy E. Hixon, Director
Billy E. Hixon, Director

/s/John G. Moody, Director
John G. Moody, Director

First Home Savings Bank
Stipulation and Consent to Issuance of Order to Cease and Desist